UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report: July 11, 2008
(Date of earliest event reported)
QUEST ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33787	26-0518546
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
(Address of principal executive offices, including zip code)
(405) 600-7704
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Recent Appalachian Basin Acquisition
Overview of the Acquisition
Acquisition of Appalachian Basin Assets
2008 Appalachian Basin Capital Expenditure Budget
Appalachian Basin Assets Gas and Oil Data
Risk Factors
Risks Related to the Partnership’s Business
Risks Relating to the Acquisition of the Appalachian Basin Assets
Risks of Entry into the Marcellus Shale Reservoir of the Appalachian Basin
Tax Risks to Common Unitholders
SIGNATURES

Item 7.01. Regulation FD Disclosure.
     On July 23, 2008, Quest Energy Partners, L.P. (the “Partnership”, “we,” or “our”) filed with the Securities and Exchange Commission a registration statement on Form S-1 (the “Registration Statement”) for an underwritten public offering of 4,000,000 of its common units representing limited partner interests (4,600,000 if the underwriters’ over-allotment option is exercised in full).
     The Partnership previously reported in its Form 8-K filed July 16, 2008 that its parent, Quest Resource Corporation (“Parent”) consummated its acquisition of PetroEdge Resources (WV) LLC (“PetroEdge”) and that the Partnership acquired from its Parent its interest in wellbores and related assets associated with the proved developed producing and proved developed non-producing reserves of PetroEdge located in the Appalachian Basin (the “Acquisition”). Set forth below is additional information regarding the Acquisition and the acquired assets.
     In accordance with general Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 shall be deemed “furnished” and not “filed” for purposes of the Securities and Exchange Act of 1934, as amended.
Recent Appalachian Basin Acquisition
Overview of the Acquisition
     On July 11, 2008, our Parent consummated its acquisition of PetroEdge for approximately $141.6 million, subject to post-closing adjustments. Simultaneous with the closing of this acquisition, PetroEdge changed its name to Quest Eastern Resource LLC (“Quest Eastern”)and we purchased from our Parent all of Quest Eastern’s interest in wellbores and related assets in West Virginia and New York associated with proved developed producing and proved developed non-producing reserves (the “Appalachian Basin Assets”) for approximately $71.6 million, subject to post-closing adjustments. As of May 1, 2008, there were approximately 32.9 Bcfe of estimated net proved developed reserves associated with the Appalachian Basin Assets we acquired. An additional 66.7 Bcfe of estimated net proved undeveloped reserves and property acquired in the acquisition were retained by our Parent.
     We believe the characteristics of the Appalachian Basin are well suited to our structure as a master limited partnership. The Marcellus Shale is located in an area that is currently experiencing active exploration with encouraging results by companies such as Range Resources Corporation (NYSE:RRC), Equitable Resources, Inc. (NYSE:EQT), EOG Resources, Inc. (NYSE:EOG), Atlas Energy Resources, LLC (NYSE:ATN), CNX Gas Corporation (NYSE:CXG) and Chesapeake Energy Corporation (NYSE:CHK). The Marcellus Shale is a black, organic-rich shale formation that occurs in much of Ohio, West Virginia, Pennsylvania and New York and portions of Maryland, Kentucky, Tennessee, and Virginia. The fairway of the Marcellus Shale is generally located at depths between 3,500 and 8,000 feet and ranges in thickness from 50 to 150 feet.
Acquisition of Appalachian Basin Assets
     We own more than 400 wells that produced an average of 3.3 MMcfe/d net during the first quarter of 2008. Of these wells, 113 have been drilled in the last three years, 100 have confirmed Marcellus Shale, and 42 are currently producing from the Marcellus Shale. We have an average net revenue interest of 81% on an 8/8ths basis.
     Our Parent believes there are over 700 potential vertical well locations for the Marcellus Shale, including significant development opportunities for Devonian Sands and Brown Shales in the same wellbore, included in the assets it has acquired in the Appalachian Basin. These potential well locations are located within approximately 78,000 net acres acquired by our Parent in West Virginia, Pennsylvania and New York, of which approximately 70,600 are located within the generally recognized fairway of the Marcellus Shale and are currently the subject of exploration and development by the operators discussed above. Included in this acreage is approximately 22,200 net acres in Lycoming County, Pennsylvania, which has seen high leasing activity by companies active in the Marcellus Shale.
     Pursuant to our acquisition of the Appalachian Basin Assets from our Parent, we purchased the existing wellbores and related assets in West Virginia and New York, but not the right to explore or develop the acreage retained by our Parent. The purchase agreement provides that we will sell gas to our Parent in the quantities, times and prices necessary for our Parent to fulfill its existing fixed price gas contracts described below. We and our Parent have agreed to enter into an agreement on commercially reasonable terms for the continued gathering and transportation of our gas from the wellbores since the gathering system and related facilities used to transport gas produced from the wellbores remain with our Parent.

     The board of directors of our general partner approved the acquisition of the Appalachian Basin Assets based on the recommendation from its conflicts committee, which consists entirely of independent directors. The conflicts committee retained independent legal and financial advisors to assist it in evaluating the transaction and considered a number of factors in approving the acquisition, including an opinion from the committee’s independent financial advisor that the consideration to be paid for the Appalachian Basin Assets was fair, from a financial point of view, to us.
     In connection with our acquisition of the Appalachian Basin Assets, Quest Eastern entered into an operating agreement with Quest Cherokee, LLC (“Quest Cherokee”) pursuant to which Quest Eastern will continue to operate the acquired wells for us and Quest Cherokee will reimburse Quest Eastern for the costs it incurs operating the wells on our behalf.
     During the year ended December 31, 2007 and the three months ended March 31, 2008, PetroEdge sold approximately 88% and 81%, respectively, of its gas to Dominion Field Services, Inc. No other customer accounted for more than 10% of revenues for the year ended December 31, 2007 or the three months ended March 31, 2008. In general, PetroEdge sold its gas under sale and purchase contracts, which have indefinite terms but may be terminated by either party on 30 days’ notice, other than with respect to pending transactions, or less following an event of default. In general, the contracts provide for sales prices equal to current market prices. However, as part of the PetroEdge acquisition, our Parent acquired fixed price contracts covering approximately 95,000 MMbtu per month through March 31, 2009 at prices ranging from $8.20/MMbtu to $9.32/MMbtu, 50,000 MMbtu per month from April 1, 2009 through October 31, 2009 at prices ranging from $8.76/MMbtu to $9.08/MMbtu and 40,000 MMbtu per month from November 1, 2009 through March 31, 2010 at a price of $8.76/MMbtu. We have agreed to sell gas to our Parent in the quantities, times and prices necessary for our Parent to fulfill its obligations under these contracts.
     To fund the purchase price for the Appalachian Basin Assets and to pay fees and expenses related to the transaction, we borrowed (i) $45 million under our new six-month, second lien senior term loan agreement and (ii) $30 million under our senior credit facility, the borrowing base of which was recently increased to $190 million to facilitate our purchase of the Appalachian Basin Assets.
2008 Appalachian Basin Capital Expenditure Budget
     In connection with the acquisition of our Appalachian Basin Assets, we are planning to recommend to the board of directors of our general partner an increase in our capital expenditure budget for the next 12 months. Over the next 12 months, we anticipate spending $8 million on projects contained in the Appalachian Basin. Our Appalachian Basin capital program is designed to raise production from the current level of 3.3 MMcfe/d to an average of 4.5 MMcfe/d over the next twelve months and to hold production constant at this level thereafter. Our Appalachian Basin capital budget over the next 12 months will be mainly directed towards completing existing wells in the Marcellus Shale or Devonian Sand formations in Ritchie County, West Virginia and increasing production from other existing wells through various optimization techniques including stimulations, recompletions and enhancing production infrastructure.
Appalachian Basin Assets Gas and Oil Data
     Estimated Net Proved Reserves.  The following table presents the estimated net proved developed gas and oil reserves of the Appalachian Basin Assets as of the dates presented based on its reserve reports as of the dates listed below. The data was prepared by the petroleum engineering firm DeGolyer and MacNaughton.

	December 31,			May 1,
	2005	2006	2007	2008

Proved developed gas (MMcf)	8,827	21,884	31,864	31,588
Proved developed crude oil (MBbl)	76	156	227	216
Total proved developed (MMcfe)	9,283	22,820	33,226	32,878
Standardized measure (in thousands)(1)	$40,596	$76,553	$85,275	$119,229

(1)	Standardized measure is the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation), less future development, production and income tax expenses, and discounted at 10% per annum to reflect the timing of future net revenues. PetroEdge’s standardized measure does not reflect any future income tax expenses because it was not subject to income taxes. Standardized measure does not give effect to derivative transactions. The standardized measure shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is required by FASB pronouncements, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate.

     The following table provides additional information regarding estimated net proved developed reserves, standardized measure and number of potential wells for each of the significant counties in which we have operations in the Appalachian Basin:

	Ritchie	Lewis	Wetzel	Other(1)	Total

Proved reserves (MMcfe)
Proved developed producing	12,397	361	712	2,350	15,820
Proved developed non-producing	16,344	0	0	719	17,063

Total proved developed	28,741	361	712	3,069	32,883

Standardized measure (in thousands)	$103,465	$1,471	$2,936	$11,358	$119,229
Wellbores	324	1	3	99	427

(1)	Includes in West Virginia: Braxton, Cabell, Calhoun, Doddridge, Gilmer, Kanawha, Lincoln, Pleasants, Wayne and Wood Counties; in New York: Steuben County.

The data in the tables above represent estimates only. Gas and oil reserve engineering is inherently a subjective process of estimating underground accumulations of gas and oil that cannot be measured exactly. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Accordingly, reserve estimates may vary from the quantities of gas and oil that are ultimately recovered.
     Production Volumes, Sales Prices and Production Costs.  The following table sets forth information regarding the natural gas and oil properties included in the Appalachian Basin Assets. The gas and oil production figures reflect the net production attributable to the acquired revenue interest and are not indicative of the total volumes produced by the wells.

				Three Months
				Ended
	Year Ended December 31,			March 31,
	2005	2006	2007	2008

Net Production:
Gas (Bcf)	286	672	1,090	274
Oil (Bbls)	6,605	20,875	21,691	3,859
Gas equivalent (Bcfe)	326	797	1,220	297
Gas and Oil Sales ($ in thousands):
Gas sales	$2,288	$5,581	$10,719	$2,989
Oil sales	330	1,115	1,427	280

Total gas and oil sales	2,618	6,696	12,146	3,269
Average Sales Price:
Gas ($ per Mcf)	$8.00	$8.31	$9.83	$10.91
Oil ($ per Bbl)	49.96	53.41	65.79	72.56
Gas equivalent ($ per Mcfe)	8.03	8.40	9.96	11.01
Expenses ($ per Mcfe):
Lifting	$5.31	$1.97	$2.02	$2.50
Production and property tax	0.38	0.50	0.57	0.53

     Producing Wells.  The following table sets forth information regarding the Appalachian Basin Assets as of May 1, 2008. For purposes of the table below, productive wells consist of producing wells and wells capable of production.

	Productive Wells
	Gas		Oil		Total
	Gross	Net	Gross	Net	Gross	Net

May 1, 2008	423	392	4	4	427	396
     The Partnership’s acquisition of the Appalachian Basin Assets consisted entirely of existing wellbores and related assets. Accordingly, the Partnership acquired no leasehold acreage and is not entitled to complete these wells in formations that are deeper than the deepest zone of completion of each wellbore at the time transferred.
Risk Factors
     We are updating the Risk Factors disclosed in Item 1A of the Annual Report on Form 10-K for the years ended December 31, 2007 (our “2007 Form 10-K”) with the following:
Risks Related to the Partnership’s Business
The economic terms of the midstream services agreement may become unfavorable to us.
     Under the midstream services agreement, we pay Quest Midstream Partners, L.P. (“Quest Midstream”), which is a party related to us, a fee per MMBtu for gathering, dehydration and treating services and a compression fee. These fees are subject to an annual upward adjustment based on increases in the producer price index and the market price for gas for the prior calendar year. If these fees increase at a faster rate than the realized prices that we receive from sale of our gas, our ability to make cash distributions to our unitholders may be adversely affected. Such fees are subject to renegotiation in connection with each of the two five year renewal terms, beginning after the initial term expires on December 1, 2016. In addition, at any time after each five year anniversary of the date of the midstream services agreement, each party will have a one-time option to elect to renegotiate the fees and/or the basis for the annual adjustment to the fees if the party believes there has been a material change to the economic returns or financial condition of either party. If the parties are unable to agree on the changes, if any, to be made to such terms, then the parties will enter into binding arbitration to resolve any dispute with respect to such terms. The renegotiated fees may not be as favorable to us as the initial fees. For 2008, the fees are $0.51 per MMBtu of gas for gathering, dehydration and treating services and $1.13 per MMBtu of gas for compression services.
A default by our Parent under its credit facilities could result in a change of control of our general partner, which would be an event of default under our credit facilities and could adversely affect our operating results.
     Our Parent has pledged its ownership interest in our general partner and in the general partner of Quest Midstream to secure its term loan credit facility. If our Parent were to default under its credit facility, the lenders under our Parent’s credit facility could obtain control of our general partner and the general partner of Quest Midstream or sell control of our general partner and the general partner of Quest Midstream to a third party. In the past, our Parent has not satisfied all of the financial covenants contained in its credit facilities. See Item 1A. “Risk Factors — Risks Related to Our Business — The credit facility of our operating subsidiary, Quest Cherokee, (to which we are a guarantor) has substantial restrictions and financial covenants that may restrict our business and financing activities and our ability to pay distributions” in our 2007 Form 10-K.
     A change of control of our general partner would be an event of default under our credit facilities, which could result in a significant portion of our indebtedness becoming immediately due and payable. In addition, our ability to make distributions would be restricted and our lenders’ commitment to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make accelerated repayments of our debt. In addition, our obligations under our credit facilities are secured by substantially all of our assets, and if we are unable to repay our indebtedness under our credit facilities, the lenders could seek to foreclose on our assets.
     In addition, the new owner of our general partner may replace our existing management with new management that is not familiar with our existing assets and operations, which could adversely affect our results of operations and the amount of cash available for distributions. Furthermore, it is possible that a different person could end up with control of our general partner and Quest Midstream’s general partner. In such an event, the advantages that we have from being under common control with Quest Midstream would be lost, which could adversely affect our results of operations and the amount of cash available for distributions.

Risks Relating to the Acquisition of the Appalachian Basin Assets
The integration of the Appalachian Basin Assets presents significant challenges that may reduce the anticipated potential benefits of the acquisition.
     We face significant challenges in consolidating functions and integrating the Appalachian Basin Assets, and related procedures and operations in a timely and efficient manner. The integration of the Appalachian Basin Assets will be complex and time-consuming due to the size and complexity of the assets and operations. The principal challenges include the following:

•	integrating the existing operations of the acquired assets;

•	coordinating geographically disparate organizations, systems and facilities;

•	preserving customer, supplier and other important relationships and resolving potential conflicts that may arise as a result of the acquisition;

•	integrating internal controls, compliances under the Sarbanes-Oxley Act of 2002 and other corporate governance matters; and

•	incurring significant transaction and integration costs.
     Management will have to dedicate substantial effort to integrating the Appalachian Basin Assets. These efforts could divert management’s focus and resources from other day-to-day tasks, corporate initiatives or strategic opportunities during the integration process. Neither our Parent nor we expect to retain the personnel of PetroEdge and our Parent has entered into a one-year transition services agreement with PetroEdge’s parent, which includes PetroEdge’s existing management team, to assist in the integration process. Our Parent will be required to hire employees and retain service providers for our Appalachian Basin operations. There can be no assurance that these arrangements will be successful as we integrate the Appalachian Basin Assets, or that we will be successful in our efforts to hire and retain competent employees and service providers.
Risks of Entry into the Marcellus Shale Reservoir of the Appalachian Basin
We have limited experience in drilling wells in the Marcellus Shale. Appalachian Basin wells are more expensive to drill and complete and are more susceptible to mechanical problems than in the Cherokee Basin.
     We and our Parent have limited experience in drilling development wells in the Marcellus Shale reservoir of the Appalachian Basin. Other operators in the Appalachian Basin also have limited experience in drilling wells to the Marcellus Shale. Thus, we have much less information with respect to the ultimate recoverable reserves and the production decline rate in the Marcellus Shale than we have in the Cherokee Basin. In addition, the wells to be drilled in the Appalachian Basin will be drilled deeper than in the Cherokee Basin, which makes the Appalachian Basin wells more expensive to drill and complete. The wells will also be more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore. In addition, the fracturing of the Marcellus Shale will be more extensive and complicated than fracturing the geological formations in the Cherokee Basin.
Tax Risks to Common Unitholders
A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.
     Because a unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of the loaned units, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. We have not received an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST ENERGY PARTNERS, L.P. By: Quest Energy GP, LLC, its General Partner
By:	/s/ David E. Grose
David E. Grose
Chief Financial Officer

Date: July 24, 2008